ITEM 77Q(1)(a)(i) - COPIES OF ANY
MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS

Money Market Obligations Trust

Amendment #6
to the By-Laws

Effective August 25, 2003

Insert the following into Article II,
Power and Duties of Trustees and
Officers, and renumber Section 9
as Section 10:

Section 9.  Chief Legal Officer.
The Chief Legal Officer shall serve
as Chief Legal Officer for the Trust,
solely for purposes of complying with the attorney conduct rules ("Attorney
Conduct Rules") enacted by the Securities
Exchange Commission pursuant to Section
307 of the Sarbanes-Oxley Act of 2002
(the "Act"). The Chief Legal Officer shall have the authority to exercise all powers permitted to be exercised by a chief legal officer pursuant to Section 307 of the Act.
The Chief Legal Officer, in his sole discretion, may delegate his responsibilities as
Chief Legal Officer under the Attorney Conduct
Rules to another attorney or firm of attorneys.